NEWARK, CA (May 9, 2013) – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today reported financial results for the first quarter ended March 31, 2013 and provided a business update.

“In the first quarter, we reported the most recent data from our spinal cord injury trial, which showed that the multi-segmental gains in sensory function observed at the six-month time point in two of three patients had persisted through the twelve-month assessment, and that one of the two had converted from a complete injury to an incomplete injury classification,” said Martin McGlynn, President and CEO of StemCells, Inc. “This exciting development follows the publication, last fall, of the data from our Phase I PMD trial showing evidence of new myelin formation on the nerve axons of all four patients in the trial and gains in neurological function in three of the four patients. Our encouraging data to date tells us that we are on the right track, and we are now focused on accelerating enrolment in our ongoing trials. We have taken concrete steps to this end in our spinal cord injury trial, and the recent addition of the Byers Eye Institute at Stanford should also result in faster enrolment in our dry AMD trial.

“At the same time, we recognize the need to be as cash-efficient as possible, and the results this quarter indicate how we are prioritizing spending. In addition, we are pleased to have reached agreement with the California Institute for Regenerative Medicine (CIRM) for $19.3 million in funding in the form of a forgivable loan to support our IND-enabling activities for Alzheimer’s disease, and with Silicon Valley Bank for a $10 million loan on very competitive terms. These agreements will bolster our resources and give us additional financial flexibility as we execute our strategy.”

First Quarter and Recent Business Highlights

•	In February 2013, the first patient cohort in our Phase I/II clinical trial with our HuCNS-SC cells for chronic spinal cord injury completed the trial, and data from this first cohort showed that the multi-segment gains in sensory function observed at the six month assessment in two of the three patients had persisted to the 12 month assessment. The third patient remained stable.

•	In March 2013, we acquired certain patents and patent applications from NsGene A/S, a Danish company. These patents and patent applications claim a purified population of GFAP+ Nestin+ precursor cells in which one or more of the cells are capable of differentiating into neurons.

•	In April 2013, we added the Byers Eye Institute at Stanford as the second site for our Phase I/II clinical trial with our HuCNS-SC cells in dry age-related macular degeneration (AMD).

•	In April 2013, we entered into an agreement with CIRM for approximately $19.3 million to help fund preclinical development and IND-enabling activities of our HuCNS-SC cells for Alzheimer’s disease, with the goal of filing an Investigational New Drug (IND) application within four years. The funding, which is in the form of a forgivable loan, was awarded under CIRM’s Disease Team Therapy Development Award program (RFA 10-05). We declined a second award under RFA 10-05 for cervical spinal cord injury.

•	In April 2013, we closed a $10 million loan from Silicon Valley Bank (SVB). The loan has a three-year term and the loan funds will be used for general corporate purposes.

First Quarter Financial Results

Total revenue during the first quarter of 2013 was $284,000, compared to $644,000 in the same period of 2012. The first quarter of 2012 included a one-time fee from a license agreement with genOway, under which we granted genOway a worldwide, exclusive license to our IRES technology for use in the development and commercialization of genetically engineered mice. Revenue from product sales in the first quarter were $208,000, compared to $271,000 in the first quarter of 2012. This 23% decline was primarily attributable to lower unit volumes in the first quarter of 2013. The order book for April was strong, however, getting us off to a positive start for the second quarter.

Total operating expenses in the first quarter of 2013 were $6,475,000, a 10% increase compared to the same period in 2012. This increase was driven by a 16% increase in research and development expenses, while selling, general and administrative expenses declined by 2% compared to the same period of 2012. The increase in research and development expenses was primarily attributable to higher external services expenses related to preclinical studies of our HuCNS-SC cells and expenses related to quality control, process development and manufacturing activities to support our ongoing clinical trials. Loss from operations in the first quarter of 2013 was $6,258,000, a 17% increase compared to the $5,326,000 loss from operations in the first quarter of 2012.

Other expense in the first quarter of 2013 was $159,000, compared to other expense of $4,903,000 in the first quarter of 2012. This decrease in other expense was primarily due to a decrease in the estimated fair value of our warrant liability, with increases in the warrant liability shown as an expense and decreases shown as income.

For the first quarter of 2013, net loss was $6,417,000, or $(0.17) per share, compared with a net loss of $10,229,000, or $(0.45) per share, for the first quarter of 2012. Net cash used in operating activities in the first quarter of 2013 was $6,652,000.

At March 31, 2013, our cash, cash equivalents and marketable debt securities totaled $17,049,000. In April, we received $9.9 million in net proceeds from a loan we entered into with Silicon Valley Bank. Including the loan proceeds, our pro forma cash balance at March 31, 2013, was $27.0 million.

Conference Call

StemCells will host a live conference call and webcast today, May 9, at 4:30 PM Eastern Time (1:30 PM Pacific Time) to discuss our financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of our website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-calendar. An archived version of the webcast will be available for replay on our website for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders.  In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is also conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and has reported positive interim data for the first patient cohort. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD), and is pursuing preclinical studies in Alzheimer’s disease.  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect and timing for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; and the timing and prospects for funding by the California Institute for Regenerative Medicine. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD or any other condition; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; the risk that our clinical trials could be substantially delayed beyond their expected dates or cause us to incur substantial unanticipated costs; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainties about the Company’s ability to secure funding from any governmental agency, such as the California Institute for Regenerative Medicine; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Ian Stone
Russo Partners
(619) 308-6541

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StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended
	March 31
	2013	2012
Revenue:
Revenue from licensing agreements, grants and other	$76	$373
Revenue from product sales	208	271

Total revenue	284	644
Cost of product sales	67	72

Gross profit	217	572

Operating expenses:
Research and development	4,564	3,939
Selling, general and administrative	1,888	1,924
Wind-down expenses	23	35

Total operating expenses	6,475	5,898

Loss from operations	(6,258)	(5,326)

Other income (expense):
Change in fair value of warrant liability	(189)	(4,941)
Interest income (expense), net	(3)	(10)
Other income (expense), net	33	48

Total other income (expense), net	(159)	(4,903)

Net loss	$(6,417)	$(10,229)

Basic and diluted net loss per share	$(0.17)	$(0.45)

Shares used to compute basic and diluted loss per share	38,263,434	22,958,498

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$7,231	$8,471
Marketable securities	9,818	13,901
Other current assets	1,565	1,669

Total current assets	18,614	24,041
Property, plant and equipment, net	1,519	1,375
Goodwill and other intangible assets, net	3,571	3,806
Other assets, non-current	1,060	948

Total assets	$24,764	$30,170

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	3,742	5,097
Fair value of warrant liability	9,035	9,265
Other non-current liabilities	1,779	1,823
Stockholders’ equity	10,208	13,985

Total liabilities and stockholders’ equity	$24,764	$30,170

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